EXHIBIT 99.1


RELIANCE BANCORP, INC.
585 STEWART AVENUE                                              (516) 222-9300
GARDEN CITY, NY 11530                                   FAX:    (516) 222-4559

                                                            NEWS RELEASE

FOR IMMEDIATE RELEASE


For Information Contact:

Paul D. Hagan                             Thomas R. Cangemi
Reliance Bancorp, Inc.                    Continental Bank
Vice President and CFO                    Senior Vice President and CFO
(516) 222-9300 ext. 286                   (516) 254-2536

             RELIANCE BANCORP, INC. ENTERS INTO AGREEMENT TO ACQUIRE
                                CONTINENTAL BANK

Garden City, New York, May 5, 1997

Reliance Bancorp, Inc. (NASDAQ/NMS: RELY) ("Reliance") based in Garden City, New York, and Continental Bank (NASDAQ/NMS: COBG) ("Continental") jointly announced today that they have entered into a definitive agreement pursuant to which Reliance will acquire Continental, a $173.0 million commercial bank based in Garden City, New York. Upon completion of the acquisition, Continental will merge into Reliance Federal Savings Bank, Reliance's wholly owned thrift subsidiary. The transaction received the unanimous approval of the Boards of Directors of Reliance Bancorp, Inc. and Continental Bank.

Under the terms of the agreement, Reliance will issue 1.10 shares of its common stock for each outstanding common share of Continental. Based upon the closing price of Reliance's common stock as of May 2, 1997, Continental's shareholders will receive common stock valued at $26.40. The total transaction value is estimated to be $24.2 million. The transaction will be accounted for under the purchase method of accounting and therefore, will not affect Reliance's ability to repurchase shares under its current and future stock repurchase programs. The acquisition is expected to be completed in the fourth quarter of calendar year 1997, and is subject to the approval of the stockholders of Continental Bank and regulatory authorities. Reliance estimates that operational efficiencies generated as a result of the transaction will produce cost savings equal to 35% of Continental's non-interest expense. In connection with the transaction, there is a provision for a termination fee payable to Reliance if the transaction is not completed under certain circumstances. In addition, Continental has granted Reliance an option to purchase shares equal to 19.9% of Continental's outstanding common stock under certain conditions.


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Based on March 31, 1997 financial  information,  the combined company would have total assets of $2.1 billion, deposits of $1.5 billion, 30 banking offices located in the counties of Queens, Nassau, and Suffolk and 5 Money Center check cashing facilities and a commercial lending facility in Manhattan.

Raymond A. Nielsen, President and Chief Executive Officer of Reliance commented, "We are extremely pleased to have the opportunity to add the Continental franchise to our organization. This strategic in-market acquisition is consistent with our stated strategies for increasing both earnings per share and the rate of return generated on stockholders' equity. The acquisition of Continental Bank with its strong history of service to its communities will bring commercial banking relationships to Reliance and accelerate our efforts to become more active in commercial lending. This acquisition rounds out our existing lending and deposit services by further strengthening our current banking offices with the addition of commercial banking services. The acquisition is consistent with our goal of becoming a full service community bank. We are confident that the addition of the Continental loan portfolio and deposit base together with the operational efficiencies generated from this transaction will increase Reliance's earnings and generate growing value for Reliance stockholders."

Irwin B. Nelson, Chairman of the Board of Continental stated, "The customers and communities served by Reliance and Continental will all benefit from the combined talents of our people. The expanded franchise will enable us to better serve our business customers with a wider banking office network and increased lending capacity."

Reliance Bancorp, Inc. and its subsidiary, Reliance Federal Savings Bank operate 28 full service banking offices in the counties of Queens, Nassau and Suffolk. As of March 31, 1997 total assets were $1.9 billion, deposits were $1.4 billion and total stockholders' equity was $155.0 million. The Bank provides retail banking services including multi-family, consumer, residential mortgage lending and deposit services to over 150,000 customers.

Continental Bank operates 2 full service commercial banking offices in the New York Counties of Nassau and Suffolk and a commercial lending facility in Manhattan. Continental also operates 5 Money Center check cashing facilities in Manhattan which provide additional fee income. As of March 31, 1997, total assets of Continental Bank were $173.0 million, deposits were $132.7 million and total stockholders' equity was $12.2 million. Continental reported net income of $633,600, or $0.69 per share, for the quarter ended March 31, 1997.